As filed with the Securities and Exchange Commission on March 25, 1999

                                                              File No. 333-63289

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                       --------------------------------

                               FORM S-3/A No. 2
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                RICH COAST INC.
                       --------------------------------
                    (Name of Registrant as specified in its
                                   charter)

          NEVADA                                          91-1835978
---------------------------------------------  ----------------------------------
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                        Identification No.)

                                                    James P. Fagan, President
                                                         Rich Coast Inc.
                10200 Ford Road                          10200 Ford Road
          Dearborn, Michigan  48126                 Dearborn, Michigan 48126
                  (313) 582-8866                         (313) 582-8866
---------------------------------------------  ----------------------------------
(Address, including zip code, and telephone    (Name, address, including zip code
number, including area code, of                and telephone number, including area
Registrant's principal executive offices)           code, of agent for service)

                             ____________________

It is requested that copies of all correspondence be sent to: Theresa M. Mehringer, Esq., Smith McCullough, P.C., 4643 S. Ulster Street, Suite 900, Denver, Colorado 80237, telephone number (303) 221-6000, facsimile number
(303) 221-6001.
                             ____________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
----

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box:    X
                                              -----

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                                              ----
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                        ----
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                 ----
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement becomes effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.


CALCULATION OF REGISTRATION FEE
============================================================================================================
  Title of each
 class of                                     Proposed maximum        Proposed maximum         Amount of
 securities to be         Amount to          offering price per      aggregate offering       registration
 registered(1)          be registered             share(2)                price(2)               fee(2)
------------------------------------------------------------------------------------------------------------
Common Stock            960,000 Shares            $0.78125               $  750,000              $221
 issuable upon
 exercise of
 Warrants
------------------------------------------------------------------------------------------------------------

Common Stock            2,601,457 Shares(3)       $0.78125               $2,032,388              $600
 issuable upon
 conversion of
 Debentures
------------------------------------------------------------------------------------------------------------

Total                   3,561,457 Shares(4)       $0.78125               $2,782,388              $821
------------------------------------------------------------------------------------------------------------

----------------------

(1) For a description of the various securities referred to herein and the transactions in which they were issued, See "Description of Securities - Securities Registered Hereby."

(2) Proposed maximum offering price and registration fee is based on the average of the bid and asked prices reported by Nasdaq on September 9, 1998 (a date within five business days prior to the initial filing hereof) pursuant to Rule 457(c).

(3) Includes the registration for resale of shares of Common Stock issuable upon conversion of $1,500,000 principal amount of 8% Convertible Debentures (the "Debentures"). Estimated solely for purposes of calculating the registration fee in connection with this Registration Statement and assumes that all of the Debentures are converted into shares of Common Stock based on a price of $0.76875 per share of Common Stock (the average closing bid price of the Common Stock for the five trading days ending on August 27,
     1998) and using a discount rate of 25%.

(4) All shares offered pursuant to this Registration Statement relate only to resales by Selling Shareholders.

                                 Rich Coast Inc.
                                 Cross Reference Sheet


Form S-3                                                     Sections in Prospectus
Item No.   Caption                                           or Registration Statement
--------  --------                                           -------------------------------------

Part I    Information Required in Prospectus

1         Forepart of the Registration Statement and
          Outside Front Cover Page of Prospectus.......      Outside Front Cover Page

2         Inside Front and Outside Back Cover Pages of
          Prospectus...................................      Inside Front Cover Pages;
                                                             Table of Contents

3         Summary Information, Risk Factors and Ratio
          of Earnings to Fixed Charges.................      Risk Factors; Prospectus Summary

4         Use of Proceeds..............................      Prospectus Summary; Use of Proceeds

5         Determination of Offering Price..............      Plan of Distribution

6         Dilution.....................................      Not Applicable

7         Selling Security Holders.....................      Selling Shareholders

8         Plan of Distribution.........................      Plan of Distribution

9         Description of Securities to be Registered...      Description of Securities

10        Interest of Named Experts and Counsel........      Not Applicable

11        Material Changes.............................      Prospectus Summary - The Company and
                                                             Recent Developments

12        Incorporation of Certain Information by
          Reference....................................      Documents Incorporated by Reference

 13       Disclosure of Commission Position on
          Indemnification for Securities Act                 Plan of Distribution - Indemnification
          Liabilities..................................

Part II   Information Not Required in Prospectus

14        Other Expenses of Issuance and Distribution..      Other Expenses of Issuance and
                                                             Distribution

15        Indemnification of Directors and Officers....      Indemnification of Directors and
                                                             Officers

16        Exhibits.....................................      Exhibits


17        Undertakings.................................      Undertakings

Subject to Completion - Preliminary Prospectus dated March 25, 1999

    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                 RICH COAST INC.
3,561,457 Shares of Common Stock to be issued to and offered by Selling Shareholders

   An aggregate of 3,561,457 shares (the "Shares") of $.001 par value Common Stock (the "Common Stock") of Rich Coast Inc. ("Rich Coast" or the "Company") may be offered by certain shareholders (the "Selling Shareholders") from time to time in the public market. The shares of Common Stock offered hereby include the resale of 2,601,457 shares of Common Stock issuable upon conversion of $1,500,000 principal amount of 8% Convertible Debentures. These Debentures are convertible into Shares of Common Stock at the conversion price for each Share of Common Stock equal to the lesser of (i) $3.00, or (ii) 75% of the five day average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date of the Debentures. If all the Debentures plus approximately $425,000 in penalties and accrued interest was converted on March 24, 1999 when the five day average closing bid price for the Common Stock was $0.4843, then the aggregate shares issued upon conversion would total 5,300,110 shares, of which the 2,601,457 shares registered hereby would constitute only 49%. Except in the case of mandatory conversion of the Debentures, no holder of Debentures is entitled to convert an amount of Debentures that would result in beneficial ownership of more than 4.9% of the Company's outstanding common stock.

   All proceeds received from the sale of the Shares offered by the Selling Shareholders will accrue to the benefit of the Selling Shareholders and not to the Company. None of the Shares which may be offered by the Selling Shareholders are outstanding on the date of this Prospectus, but may be issued by the Company after the date of this Prospectus upon exercise of outstanding warrants (the "Warrants") or conversion of outstanding debentures (the "Debentures") held by Selling Shareholders. These Shares may be resold in the public market by the Selling Shareholders. The Company will receive the exercise price paid upon exercise of Warrants for issuance of those shares; however, any difference between that price and the price at which the shares are sold in the market by the Selling Shareholders will accrue to the benefit of the Selling Shareholders. Sales of any of these previously restricted Shares into the public market could impact the market adversely so long as this Offering continues. See "Risk Factors."

   The Common Stock is traded in the over-the-counter market under the symbol "KRHC". On March 23, 1999, the closing sale price of the Common Stock as reported on the over-the-counter Bulletin Board was $0.4062.

   The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors" on pages four through seven for discussion of certain material risks in connection with the Company which prospective investors should consider prior to purchasing the securities offered hereby.

   The Shares will be offered by the Selling Shareholders through dealers or brokers in the over-the-counter market. The Shares may also be sold in privately negotiated transactions. Sales through dealers or brokers are expected to be made with customary commissions being paid by the Selling Shareholders. Payments to persons assisting the Selling Shareholders with respect to privately negotiated transactions will be negotiated on a transaction-by-transaction basis. The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have made no agreements or arrangements with any underwriters, brokers or dealers regarding the sale of the Shares. See "Plan of Distribution." Any commissions and/or discounts on the sale of Shares offered by the Selling Shareholders will be paid by the Selling Shareholders, and all other expenses related to the filing of the registration statement to which this offering relates are being paid by the Company. Other expenses to be paid by the Company may include SEC filing fee, printing costs, Edgar costs, legal fees and accounting fees.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is _________, 1999.

                                                                                       Proceeds to
                          Price Per        Total  Number      Aggregate Offering         Selling
                            Share            of  Shares              Price             Shareholder
                        --------------  --------------------  -------------------   ------------------

Shares to be
 Outstanding
Offered by Selling         $0.78125/(2)/     3,561,457/(3)/          $2,782,388          $2,782,388
Shareholders/(1)/
-----------------------------------------------------------------------------------------------------



/(1)/ These Shares will be offered by the Selling Shareholders after exercise of outstanding Warrants and conversion of Debentures. See "Description of Securities."
/(2)/ The Price per Share represents the average of the bid and asked price as reported by Nasdaq on September 9, 1998. These Shares will be offered from time to time by the Selling Shareholders at market prices. Underwriting discounts or commissions may be paid by the Selling Shareholders. See "Plan of Distribution."

/(3)/ The shares offered hereby include the resale of shares of Common Stock issuable upon conversion of the $1,500,000 principal amount of 8% Convertible Debentures.

          AVAILABLE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE
          ----------------------------------------------------------

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("the 1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company's Common Stock is traded in the over-the-counter market. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and in New York, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company and the address of such Web site is (http://www.sec.gov).

     The Company provides annual reports, including audited financial statements, to its shareholders on request and as required under the 1934 Act.

     The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above.

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference: (1) Annual Report on Form 10-KSB for the fiscal year ended April 30, 1998, and all amendments thereto; (2) Quarterly Reports on Form 10-QSB for the quarters ended July 31, 1998, October 31, 1998, January 31, 1999, and all amendments thereto; and (3) all other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date hereof and prior to the termination of the offering of the Shares, which documents shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that statements contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any and all of the documents incorporated by reference herein (not including exhibits to those documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such documents should be directed to Shareholder Relations, Rich Coast Inc., 10200 Ford Road, Dearborn, Michigan 48126, telephone (313) 582-8866.

                          FORWARD-LOOKING STATEMENTS
                          --------------------------

     Statements made in this Prospectus, including statements contained in information incorporated by reference, that are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of
Section 27A of the 1933 Act and Section 21E of the 1934 Act. The Company intends that such forward-looking statements be subject to the safe harbors for such statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results of operations and events and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors beyond the control of the Company that could cause actual events to differ materially from those anticipated by any forward looking information. These factors include those discussed in this Prospectus under the heading "Risk Factors" and in the "Management's Discussion and Analysis" sections of the Company's Securities and Exchange Commission Filings incorporated herein by reference as well as factors described in the Company's Current Reports on Form 8-K and other documents incorporated herein by reference. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                              PROSPECTUS SUMMARY
                              ------------------

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus and the documents incorporated by reference herein.

The Company and Recent Developments
-----------------------------------

     Rich Coast Inc. is a non-hazardous waste treatment facility specializing in recycling of waste oils. The Company's executive offices are located at 10200 Ford Road, Dearborn, Michigan 48126, telephone (313) 582-8866.

     The Company is in the process of consolidating and relocating its operations at its Wyoming Road facility. The Company has entered into a contract for the sale of its Ford Road facility with Petroleum Technologies, Inc., of Dearborn, Michigan, that will result in net proceeds to the Company of $250,000. However, the closing for the sale of that property is contingent on the purchaser obtaining a federal loan guarantee. Once the sale occurs, all of the Company's operations will be conducted at its 17 acre Wyoming site. The Company's plans for relocation and consolidation of operations include expansion of capability by installation of a 250 gallon per minute primary wastewater treatment (the chemical air sparged system, or "CASS"). The Company also entered into an exclusive agreement with ZPM, Inc. whereby ZPM and the Company will establish joint application development teams. The agreement provides that Rich Coast and ZPM will each assign two members to a team. Each team will be responsible for coordinating development efforts of the two companies. No teams have been established yet.

     Any changes in the Company's affairs which have occurred since the end of the latest fiscal year for which audited financial statements were included in the Company's latest Annual Report incorporated herein by reference are described in subsequent reports on Form 10-QSB or Form 8-K which are also incorporated herein by reference.

The Offering
------------

     Pursuant to this Prospectus, the Selling Shareholders may from time to time offer all or any portion of an aggregate of 3,561,457 Shares of Common Stock in the over-the-counter market through underwriters, dealers or brokers or in independently negotiated transactions. This amount includes 2,601,457 shares to be issued upon conversion of $1,500,000 principal amount of 8% Convertible Debentures. See "Selling Shareholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of Shares offered by the Selling Shareholders. As of the date of this Prospectus, none of the Shares registered for public sale are outstanding, and none of the Shares have yet been issued, but may be purchased from the Company by Selling Shareholders and resold by them pursuant to this Prospectus. See "Description of Securities." These Shares of Common Stock underlie outstanding warrants and convertible debentures exercisable or convertible at varying prices.

     The Company may receive the cash proceeds from the exercise of outstanding Warrants and will benefit through reduction of indebtedness by conversion of outstanding debentures; however, the prices at which the Company is obligated to issue the Shares upon conversion of Debentures are, as of the date of this Prospectus, below the market price. In addition holders of Warrants may be able to exercise the Warrants through a cashless exercise procedure, which would result in no cash proceeds to the Company.

Risk Factors
------------

     The securities offered are speculative and involve a high degree of risk. Factors which may affect the Company's business and the securities offered hereby include uncertain financial condition, lack of profitability, possible need for additional capital, dependence on management, substantial debt and the likely adverse effect of this Offering on the market price of the Company's Common Stock. See "Risk Factors."

Use of Proceeds
---------------

     Net proceeds, if any, to the Company from the exercise of outstanding warrants will be used for working capital. See "Use of Proceeds."

                                  RISK FACTORS
                                  ------------

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating the Company and its business before purchasing the Common Stock offered hereby.

     Financial Condition; Working Capital Needs. The Company reported net losses of $1,373,921 and $1,928,329 for the fiscal years ended April 30, 1998 and 1997, respectively. There is no assurance that the Company can generate net income, increase revenues or successfully expand its operations in the future. In June 1998 the Company received $1,292,330 in net proceeds from the sale of Debentures. Management believes that cash on hand and operating revenues, plus the $250,000 net proceeds from the sale of the Company's Ford Road facility, will be sufficient to fund working capital requirements through the fiscal year ending April 30, 1999. However, the Company may seek additional debt or equity financing to expand the biological treatment system and two new oil process systems. Any issuance of equity securities would result in dilution to the interests of the Company's shareholders and any issuance of debt securities would subject the Company to risks that interest rates may increase or cash flow may be insufficient to repay such indebtedness. See Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which is included in the Company's Form 10-KSB and Forms 10-QSB incorporated herein by reference.

     Dependence on Management. The Company's prospects for success currently are greatly dependent upon the efforts and active participation of its management team, including its President and Chief Executive Officer, James P. Fagan, and Chairman, Robert Truxell. The Company has an employment contract with Mr. Truxell expiring December 31, 2002, and an employment contract with Mr. Fagan which terminates December 31, 2000. The loss of the services of Messrs. Fagan and Truxell could be expected to have an adverse effect on the Company. The Company does not maintain key person insurance for Messrs. Truxell and Fagan.

     Significant Debt; Asset Encumbrances; Restrictive Covenants.   As of the
date of this Prospectus, the Company's annual debt service requirement is $278,648, all of which is required for interest payments under the Company's 10% Senior Secured Note due January 10, 2001 (the "10% Senior Note"). Under the 10% Senior Note, interest only payments must be made until the $2,000,000 principal amount is repaid. The Company also has outstanding $1,500,000 in 8% Convertible Debentures due June 2003, on which interest accrues until repayment.

     The Company's debt could have important consequences to the holders of Common Stock by restricting the Company's ability to obtain additional financing for working capital, acquisitions or other purposes in the future and by creating the risk that violation of a covenant or other term of the loan agreements could cause the outstanding balance of the loans to become due, putting all of its assets at risk. The Company's ability to make scheduled payments of principal or interest on, or to refinance, the Company's debt will depend on future operating performance and cash flow, which are subject to prevailing economic conditions and financial, competitive and other factors beyond its control. A failure to comply with the loan agreements could result in an event of default which could permit acceleration of the Company's debts. The obligations of the Company under the loan agreement for the 10% Senior Note is secured by a pledge of substantially all of the assets of the Company and its subsidiaries. If the Company becomes insolvent or is liquidated, or if payment under the loan agreement is accelerated, the investor would be entitled to exercise remedies available to secured creditors under applicable law and pursuant to the loan agreement. Accordingly, the holder of the 10% Senior Note will have a prior claim on the assets of the Company and its subsidiaries. The holders of the Debentures also have a security interest (junior to the holders of the 10% Senior Note) in substantially all of the assets of the Company and its subsidiaries. Foreclosure on the assets pledged to secure repayment of debt could reduce the Company's assets to a level at which assets would not be sufficient to make any distribution to shareholders in the event of liquidation.

     Market Overhang. As of the date of this Prospectus, the Company has reserved 2,987,513 shares for issuance upon exercise of outstanding options and warrants, and 2,601,457 shares for issuance upon conversion of the Debentures, and has registered 3,561,457 shares for public sale by the holders. Shares are issuable upon exercise of warrants and options at prices as low as $.80 per Share. The 2,601,457 shares issuable upon conversion of the Debentures currently represents only 49% of the shares issuable upon conversion of the total principal amount of the $1,500,000 outstanding in Debentures plus the approximately $425,000 in accrued interest and penalties. There is no floor on the conversion price of the Debentures since the conversion price will be 75% of the average bid price of the Company's Common Stock for the five trading days immediately preceding the conversion. Any sale into the public market of Shares purchased privately at prices below the current market price could be expected to have a depressive effect on the market price of the Company's Common Stock. See "Description of Securities."

     No Dividends. The Company has not paid dividends since inception on its Common Stock, and it does not contemplate paying dividends in the foreseeable future on its Common Stock in order to use all of its earnings, if any, to finance expansion of its operations.

     Delisting of Common Stock from Nasdaq; Possible Adverse Effect on Trading Market.

     On February 17, 1999 the Company's Common Stock was delisted from the Nasdaq Small Cap Market. Since that time the trading in the Common Stock has been conducted in the non-Nasdaq over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, the Company's Common Stock is defined as a "penny stock" by rules adopted by the Commission. In such event, brokers and dealers effecting transactions in the Common Stock with or for the account of a customer must obtain the written consent of a customer prior to purchasing the Common Stock, must obtain certain information from the customer and must provide certain disclosures to such customer. These requirements may have the effect of reducing the level of trading in the secondary market, if any, of the Common Stock and reducing the liquidity of the Common Stock.

     Potential Volatility of Stock Price. The Company's Common Stock is traded on the over-the-counter Bulletin Board. There can be no assurance that an active public market will continue for the Common Stock, or that the market price for the Common Stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of the Company and its industry and general economic and market conditions. The trading price of the Common Stock could be subject to wide fluctuations in response to announcements of business developments by the Company or its competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of the Common Stock.

     Issuance of Additional Shares Upon Conversion of Debentures if Market Price Declines/Dilution. The Company had a net tangible book value of $1,834,301 or $0.30 per share of the Company's Common Stock on January 31, 1999. Net tangible book value per share is determined by dividing the tangible net worth of the Company (tangible assets less total liabilities) by the total number of outstanding shares of Common Stock. As the market price of the shares of Common Stock decline, more shares will be issued upon conversion since the conversion price is equal to the lesser of (i) $3.00, or (ii) 75% of the five day average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date of the Debentures. If all $1,500,000 principal amount of Debentures, plus approximately $425,000 in penalties and accrued interest, was converted on March 24, 1999 when the five day average closing bid price for the Common Stock was $0.4843, then the aggregate shares issued upon conversion would total 5,300,110, of which the 2,601,457 shares
registered hereby would constitute only 49%.   Since the conversion price of the
Debentures and the exercise price of the Warrants is currently in excess of the net tangible book value per share of the Company's Common Stock, such conversion or exercise will not be dilutive to existing shareholders. However, in the event that the Company's net tangible book value per share exceeds the conversion price of the Debentures or the exercise price of the Warrants on the date of conversion or exercise, such conversion or exercise would have a dilutive effect.

     Year 2000 Issues. The Company has assessed its year 2000 readiness for its non-information technology systems, and believes that these systems will not be significantly affected by the Year 2000. The Company's business system consists of hand written manifests that truck drivers bring in with each load of incoming waste. Those hand written manifests are used to manually prepare invoices and are then entered in to the Company's computer. The manifest hard copy is filed in accordance with Michigan's Department of Environmental Quality regulations. Outside services are employed for administration of payroll, taxes and insurance. Although the Company has been advised that its computer will not be affected by Year 2000, the Company's contingency plan provides that if its computer is inoperative, the Company would accumulate manifest copies until an operative computer is available. Then, accumulated manifest would be entered to maintain an easily accessible file and to facilitate future data analyses.

     Although the Company's operations are not dependent on computer software or automated systems that operate with reference to the date, the Company's customers are primarily Tier I waste disposal companies that remove waste from large waste generators. If Year 2000 issues would cause a shutdown or delays in operations of the waste generators, who in turn have contracts with the Tier I disposal companies, then the Company would likely experience a reduced operations (and revenues) consistent with the slow down in waste delivered to the Company. Because the Company is dependent on the waste generators and, in turn, delivery of the waste by the Tier I disposal companies, a substantial reduction in waste generated would have a material adverse impact on the Company's business, results of operation, and financial condition. The Company has no contingency plans should such a substantial slowdown occur.

                                USE OF PROCEEDS
                                ---------------

     The Company will not receive any proceeds from sales of Shares by the Selling Shareholders. The Company may receive cash proceeds from the exercise, if any, of outstanding Warrants. However, certain holders of the Warrants have the option to exercise the Warrants through a cashless exercise program, which would result in no cash proceeds to the Company. As of the date of this Prospectus, based on recent market prices for the Company's Common Stock, management believes that it is unlikely that all of the Warrants will be exercised since the exercise prices of the Warrants are $1.20 per share and $2.46 per share. However, if all of the Warrants were exercised with cash at the exercise prices of $1.20 and $2.46 per share, then proceeds of the Offering to the Company would total an aggregate of $1,227,600 in cash. After deduction of expenses of this Offering payable by the Company, estimated to total $25,000,
net cash proceeds are estimated to total $1,202,600.   Any net proceeds to the
Company from the exercise of outstanding warrants will be used for working capital.

                              SELLING SHAREHOLDERS
                              --------------------

     The following table sets forth information known to the Company regarding the beneficial ownership of Shares of the Company's Common Stock as adjusted to reflect the sale of the shares offered hereby by each Selling Shareholder. The information set forth below is based upon information concerning beneficial ownership provided to the Company by each Selling Shareholder. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                  Number of Shares Owned                               Number of Shares Owned
                                         Prior to              Number of Shares                 After
Name                                  Offering/(1)/(2)/        Offered Hereby/(1)/         Offering/(1)//(3)/
----                             -------------------------  ------------------------  -------------------------

Alan Moore                                925,000                    900,000(4)                 25,000

Canadian Advantage Limited                346,861                    346,861                         0
 Partnership

Sovereign Partners, LP                    867,152                    867,152                         0

Dominion Capital Fund Ltd.              1,387,444                  1,387,444                         0

Domain Investments Ltd.                    60,000                     60,000                         0


_________________

/(1)/ The number of Shares underlying the Warrants or Debentures are those Shares registered for sale upon exercise or conversion of the Warrants or Debentures held by Selling Shareholders. The number of shares of Common Stock indicated to be issuable in connection with conversion of the Debentures and offered for resale hereby is an estimate determined in accordance with a formula based on the market prices of the Common Stock, as described in this Prospectus, and is subject to adjustment and could be materially less or more than such estimated amount depending upon the market price of the Common Stock at the time the Debentures are converted.

/(2)/ Assumes that the Warrants are exercised and the Debentures are converted and all Shares are sold by the Selling Shareholders.

/(3)/ Beneficial ownership is calculated in accordance with Rule 13d-3 (d) of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3 (d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person of the class, but not deemed outstanding for the purpose of calculating the percentage owned of the class by any other person.

/(4)/ Includes Shares subject to a lock-up agreement with the holders of the Debentures whereby Mr. Moore has agreed that without prior consent he will not sell any Shares for six months from the registration statement registering these shares for resale.

Relationships and Transactions with Certain Selling Shareholders
----------------------------------------------------------------

     Domain Investments Ltd. acted as placement agent for the Company in connection with issuance of the Debentures and pursuant to which Domain received warrants to purchase 60,000 Shares of Common Stock, which Shares are registered for public sale pursuant to this Prospectus. Except as described above, none of the Selling Shareholders has had any position, office or other material relationship with the Company during the past three years.


                                 PLAN OF DISTRIBUTION
                                 --------------------

Sale of Securities by Selling Shareholders
------------------------------------------

     The Selling Shareholders have advised the Company that prior to the date of this Prospectus they have not made any agreements or arrangements with any underwriters, brokers or dealers regarding the resale of the Shares. The Company has been advised by the Selling Shareholders that the Shares may at any time or from time to time be offered for sale either directly by the Selling Shareholders or by their transferees or other successors in interest. Such sales may be made in the over-the-counter market or in privately negotiated transactions.

     The Selling Shareholders have exercised their right to require the Company to register the Shares which the Selling Shareholders purchased from the Company in private transactions. The Selling Shareholders were granted certain registration rights pursuant to which the Company has agreed to maintain a current registration statement to permit public sale of the Shares for a period of at least nine months from the date of this Prospectus or until the Shares have been sold, whichever first occurs. The Company will pay all of the expenses incident to the offering and sale of the Shares to the public by the Selling Shareholders other than commissions and discounts of underwriters, dealers or agents, if any. Expenses to be paid by the Company include legal and accounting fees in connection with the preparation of the Registration Statement of which this Prospectus is a part, legal fees in connection with the qualification of the sale of the Shares under the laws of certain states, registration and filing fees, printing expenses, and other expenses. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. However, the Company will receive the exercise price of the Warrants if and when the Warrants are exercised, unless the cashless exercise feature is used by the Selling Shareholders.

     The Company anticipates that the Selling Shareholders from time to time will offer the Shares through: (i) dealers or agents or in ordinary brokerage transactions; (ii) direct sales to purchasers or sales effected through an agent; (iii) privately negotiated transactions; or (iv) combinations of any such methods. The Shares would be sold at market prices prevailing at the time of sale or at negotiated prices. Dealers and brokers involved in the offer and sale of the Shares may receive compensation in the form of discounts and commissions. Such compensation, which may be in excess of ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of Shares for whom such underwriters, dealers or agents may act. The Selling Shareholders and any dealers or agents which participate in the distribution of the Shares may be deemed to be "underwriters" as defined in the 1933 Act and any profit on the sale of the Shares and any discounts, commissions or concessions received by any dealers or agents might be deemed by the NASD to constitute underwriting compensation.

     If the Company is notified by the Selling Shareholders that any material arrangement has been entered into with an underwriter for the sale of Shares, a supplemental prospectus will be filed to disclose such of the following information as the Company believes appropriate: (i) the name of the participating underwriter; (ii) the number of Shares involved; (iii) the price at which such Shares are sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter; and (v) other facts material to the transaction.

     Sales of Shares in the over-the-counter market may be by means of one or more of the following: (i) a block trade in which a broker or dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

     The Company is unable to predict the effect which sales of the Shares by the Selling Shareholders might have upon the market price of the Company's Common Stock or the Company's ability to raise further capital. See "Risk Factors - Market Overhang."

Private Sale of Common Stock by the Company
-------------------------------------------

     The Company will issue Shares of "restricted" Common Stock to the Selling Shareholders upon their exercise of the outstanding Warrants or conversion of Debentures which they received from the Company in private transactions. The Company anticipates that Shares issued upon exercise of the Warrants or conversion of the Debentures will be sold by the Selling Shareholders as described above.

Indemnification
---------------

     The Company's Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by its articles of incorporation, bylaws, resolution of its shareholders or directors or in a contract.

     In connection with this Offering the Company and the Selling Shareholders have agreed to indemnify each other against certain civil liabilities, including liabilities under the 1933 Act. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.


                           DESCRIPTION OF SECURITIES
                           -------------------------

     As of the date of this Prospectus, the Company is authorized to issue 100,000,000 shares of $.001 par value Common Stock. No holder of any shares has any preemptive right to subscribe for any of the Company's securities.

     No Cumulative Voting. Each holder of Common Stock is entitled to one vote per Share with respect to all matters that are required by law or its articles to be submitted to shareholders. Shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the Shares voting for the election of directors can elect 100% of the directors if they choose to do so; and, in such event, the holders of the remaining Shares voting for the election of the directors will be unable to elect any person or persons to the Board of Directors.

     Issued and Outstanding. As of January 31, 1999, the Company had issued and outstanding 6,036,318 Shares of Common Stock.

Securities Registered Hereby.
----------------------------

     Effective January 10, 1996 the Company issued Warrants to purchase 900,000 Shares of Common Stock at an exercise price of $1.20 per share to Alan Moore in connection with the issuance of the 10% Senior Note with a face amount of $2,000,000. These Warrants were issued in a transaction exempt from registration under Section 4(2) of the Securities Act. The Shares underlying these Warrants are registered for public sale pursuant to this Prospectus.

     Effective June 11, 1998 the Company issued $1,500,000 aggregate principal amount of 8% Convertible Debentures. These Debentures are convertible into Shares of Common Stock at the conversion price for each Share of Common Stock equal to the lesser of (i) $3.00, or (ii) 75% of the five day average closing bid price of the Common Stock for the five trading days immediately preceding the conversion date of the Debentures. Except in the case of mandatory conversion of the Debentures, no holder of Debentures is entitled to convert an amount of Debentures that would result in beneficial ownership of more than 4.9% of the Company's outstanding common stock. The Shares of Common Stock issuable upon conversion of the Debentures are registered for public sale pursuant to this Prospectus.

     In connection with the issuance of the Debentures, Domain Investments, Ltd. received, as placement agent, warrants to purchase 60,000 Shares of Common Stock at an exercise price of $2.50 per Share. The Shares of Common Stock issuable upon exercise of these Warrants are registered for public sale pursuant to this Prospectus.

Transfer and Warrant Agent.

Montreal Trust Company, 510 Burrard Street, Vancouver, B.C. V6C 3B9, serves as transfer agent for the Common Stock.

     The Company serves as agent for its privately issued notes, options, debentures and warrants.

                                 LEGAL MATTERS
                                 -------------

     The legality of the issuance of the Shares of Common Stock being offered by the Selling Shareholders hereunder will be passed upon on behalf of the Company by Smith McCullough, P.C., 4643 S. Ulster Street, Suite 900, Denver, Colorado 80237.

                                    EXPERTS
                                    -------

     The consolidated balance sheet of Rich Coast Inc. and subsidiaries as of April 30, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended April 30, 1998 and 1997, which appear in the Company's Form 10-KSB/A No. 1 for the year ended April 30, 1998 have been incorporated by reference herein in reliance upon the report, dated July 27, 1998, (except for notes 2(k), (l) and 9, which are as of January 19, 1999, and notes 1 and 2(f), which are as of March 17, 1999) of Smythe Ratcliffe, Chartered Accountants, Vancouver, British Columbia, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY.   THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR
SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                                            RICH COAST INC.

                          TABLE OF CONTENTS

Available Information; Documents Incorporated
  by Reference...............................
Forward Looking Statements...................
Prospectus Summary...........................              3,561,457 Shares
Risk Factors.................................               of Common Stock
Use of Proceeds..............................
Selling Shareholders.........................
Plan Of Distribution.........................                  PROSPECTUS
Description Of Securities....................
Legal Matters................................
Experts......................................                 _______, 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table shows all expenses of the offering, other than underwriting discounts and commissions.


     SEC Filing fee                             $   821
     Printing costs                             $   200
     Edgar cost                                 $ 1,000
     Legal fees                                 $20,000
     Accounting fees                            $ 1,500
     Miscellaneous                              $ 1,000

         Total                                  $24,521
                                                =======

     All amounts listed above, except for the registration fee, are estimates. All expenses itemized above will be paid by the Registrant. Sales agent discounts and commissions to any brokers or dealers will be borne by the Selling Shareholders for the Shares offered by the Selling Shareholders.

Item 15.  Indemnification of Directors and Officers.

     The Company's Articles of Incorporation provide that the Company shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in the Company's best interest with respect to actions taken in the person's official capacity; (iii) were reasonably believed not to be opposed to the Company's best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits. The following is a complete list of exhibits filed as part of this Registration Statement, which exhibits are filed herewith or incorporated by reference herein.

Exhibit
Number       Description
-------      -----------

     3.3       Articles of Incorporation./(1)/

     3.4       Bylaws./(1)/

     5.1 Opinion of Smith McCullough, P.C. as to the legality of the securities registered hereby. Filed herewith.

     21.1      List of Subsidiaries./(1)/

     23.1      Consent of Smith McCullough, P.C.  See Exhibit 5.1.

     23.2 Consent of Smythe Ratcliffe, Chartered Accountants. Filed herewith.

/(1)/  Previously filed.


Item 17. Undertakings.

     A.  The undersigned small business issuer will:

          (1) file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

          (2) for the purpose of determining liability under the 1933 Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

          (3) file a post-effective amendment to remove from registration any of the securities remaining unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     C. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES
                                 ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Form S-3/A No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dearborn, State of Michigan, on March 25, 1999.

                                   RICH COAST INC., Registrant


                                   By /s/ James P. Fagan
                                   --------------------------------------------
                                          James P. Fagan, President and CEO

Exhibit 5.1
Opinion of Counsel


                                 March 25, 1999

The Board of Directors
Rich Coast Inc.
10200 Ford Road
Dearborn,  MI  48126

Re:  Form S-3 Registration Statement
     Opinion of Counsel

Dear Sirs:

     As securities counsel for Rich Coast Inc. (the "Company") a Nevada corporation, we have examined the originals or copies, certified or otherwise identified, of the Articles of Incorporation and Bylaws of the Company, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other records, instruments and documents pertaining to the Company as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the factual matters contained in such certificates.

     We have also, as such counsel, examined the Registration Statement on Form S-3/A No. 2, File No. 333-63289 (the "Registration Statement") to be filed with the Commission on or about March 25, 1999 covering the resale of up to 3,561,457 shares of Common Stock of the Company by the Selling Shareholders, as more particularly described in the Registration Statement.

     Based upon the foregoing and subject to the other qualifications and limitations stated in this letter, we are of the opinion that the shares of Common Stock to be issued to holders of the warrants or debentures held by the Selling Shareholders, upon exercise and payment of the exercise price stated in the warrants, or upon conversion of the debentures, will have been duly authorized, validly issued, fully paid and non-assessable.

     This opinion is a legal opinion and not an opinion as to matters of fact. This opinion is limited to the laws of the State of Nevada and the federal law of the United States of America, and to the matters stated herein. This opinion is made as of the date hereof, and after the date hereof, we undertake no, and disclaim any, obligation to advise you of any change in any matters set forth herein.

     We acknowledge that we are referred to under the caption "Legal Matters" included in the Registration Statement. We hereby consent to such use of our name in the Registration Statement

The Board of Directors
Rich Coast Inc.
March 25, 1999
Page 2

and to the filing of this opinion as an Exhibit thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Very truly yours,

                                    /s/ Smith McCullough, P.C.